Filed Pursuant to Rule 424(b)(3)
File No. 333-175546
Prospectus Supplement No. 1
(to prospectus dated August 11, 2011)

1,866,750 Ordinary Shares

TOP IMAGE SYSTEMS LTD.

This prospectus supplement supplements information contained in the prospectus dated August 11, 2011, referred to as the “prospectus,” relating to the resale by selling securityholders of up to 1,866,750 of our ordinary shares, nominal value NIS 0.04 per share, referred to as “ordinary shares.”  These ordinary shares consist of 1,425,000 issued and outstanding ordinary shares and 441,750 ordinary shares issuable upon the exercise of warrants issued to selling securityholders in connection with a private placement completed on June 13, 2011.

You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified in its entirety by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The statements contained in this prospectus supplement are deemed to be made throughout the prospectus and shall modify or supersede any conflicting statements contained in the prospectus, in each case to the extent applicable.

Investment in our securities involves a high degree of risk.  See “Risk Factors” set forth in the prospectus for a discussion of risks that you should consider prior to investing in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 30, 2012.

This prospectus supplement reflects the following transactions completed by Carpe Diem Capital Management LLC, referred to as “Carpe Diem Capital,” and Craig Schwabe (each of Carpe Diem Capital and Mr. Schwabe is referred to in the prospectus as a “selling securityholder”): (i) the transfer of 113,800 ordinary shares and warrants exercisable for an aggregate amount of 43,750 ordinary shares by Carpe Diem Capital to Carpe Diem Opportunity Fund LP, referred to as “Carpe Diem Fund”; (ii) the sale of 11,200 ordinary shares by Carpe Diem Capital pursuant to the prospectus; and (iii) the transfer of warrants exercisable for an aggregate amount of 17,100 ordinary shares by Mr. Schwabe to Cranshire Capital Master Fund, Ltd., referred to as “Cranshire Master Fund.”  Accordingly, Carpe Diem Fund is replacing Carpe Diem Capital, and Cranshire Master Fund is replacing Mr. Schwabe, as a selling securityholder under the prospectus with respect to the transferred securities.

This prospectus supplement is based on information provided to us by Carpe Diem Capital, Carpe Diem Fund, Mr. Schwabe and Cranshire Master Fund through January 24, 2012.

The table of selling securityholders in the “Selling Securityholders” section of the prospectus is modified to (i) delete the following line items (table headings are shown for convenience):

	Ordinary Shares Beneficially Owned Prior to the Offering			Ordinary Shares Beneficially Owned After the Offering
Name and Address	Number of Shares	Percent (%)	Number of Ordinary Shares Offered Hereby	Number of Shares	Percent (%)
Carpe Diem Capital Management LLC(2) 3400 N. Lake Shore Drive #2A Chicago, IL 60657	168,750	1.5	168,750	0	—
Craig Schwabe(11) c/o Rodman & Renshaw, LLC 1251 Avenue of the Americas 20th Floor New York, NY 10020	17,100	*	17,100	0	—

and (ii) replace them with the following:

	Ordinary Shares Beneficially Owned Prior to the Offering			Ordinary Shares Beneficially Owned After the Offering
Name and Address	Number of Shares	Percent (%)	Number of Ordinary Shares Offered Hereby	Number of Shares	Percent (%)
Carpe Diem Opportunity Fund LP(2) 401 N Michigan Ave., Suite 1301 Chicago, IL 60611	157,550	1.4	157,550	0	—
Cranshire Capital Master Fund, Ltd.(11) 3100 Dundee Road, Suite 703 Northbrook, IL 60062	17,100	*	17,100	0	—

Each of the following footnotes replaces the prior version of such footnote to the table of selling securityholders in the “Selling Securityholders” section of the prospectus:

(2)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents (i) 113,800 ordinary shares, and (ii) 43,750 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that the natural person that has voting and investment power over these securities is John Ziegelman, the president of Carpe Diem Capital Management LLC, investment manager of Carpe Diem Opportunity Fund LP.

(11)
The number of ordinary shares beneficially owned prior to the offering and offered hereby represents 17,100 ordinary shares issuable upon exercise of warrants.  The selling securityholder has advised us that Cranshire Capital Advisors, LLC, referred to as CCA, is its investment manager and has voting control and investment discretion over the securities held by the selling securityholder.  Mitchell P. Kopin, the President, the sole member, and the sole member of the Board of Managers of CCA, has voting control over CCA.  As such, each of Mr. Kopin and CCA may be deemed to have beneficial ownership of the securities held by the selling securityholder.  CCA is also the investment manager of Cranshire Capital, LP, referred to as “Cranshire,” and for a managed account for Freestone Advantage Partners, LP, referred to as “Freestone,” and consequently has voting control and investment discretion over the securities held by Cranshire and in the managed accounts for Freestone.  As a result of the foregoing, each of Mr. Kopin and CCA may be deemed to have beneficial ownership of 79,600 ordinary shares consisting of (i) 17,100 ordinary shares issuable upon exercise of warrants held by Cranshire Capital Master Fund, Ltd., (ii) 56,250 ordinary shares issuable upon exercise of warrants held by Cranshire, and (iii) 6,250 ordinary shares issuable upon exercise of warrants held by Freestone.  The beneficial ownership of the ordinary shares held by Cranshire and Freestone as set forth in this footnote reflects the sale of 225,000 ordinary shares by Cranshire and 25,000 ordinary shares by Freestone since the filing of the prospectus (as such amounts were reported in the table of selling securityholders in the “Selling Securityholders” section of the prospectus and footnotes 4 and 5 thereto).

Due to sales, transfers or other dispositions by the selling securityholders of all or a portion of their ordinary shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date of the prospectus, the table of selling securityholders in the “Selling Securityholders” section of the prospectus, as amended by this prospectus supplement, may not reflect the exact amount of ordinary shares held by each selling securityholder on the date of this prospectus supplement.